LOAN AGREEMENT

THIS LOAN AGREEMENT MADE AS OF THE 4th DAY OF FEBRUARY 2005 AND EFFECTIVE 1ST DAY JANUARY 2005 (the "Effective Date").

BETWEEN:

ALTUS EXPLORATIONS INC., a company duly incorporated under the laws of Nevada, having its registered and records office at 880 - 50 West Liberty Street, Reno, Nevada 89501

(hereinafter referred to as the "Company")

AND:

CODEAMERICA INVESTMENTS, LLC, a limited liability company duly incorporated under the laws of Nevada, located at 8900 Germantown Road, Suite 100, Olive Branch, Mississippi 38654.

(hereinafter referred to as the "Lender")

WHEREAS:

A. The Lender provides Funds to Company as required by Company in its ordinary course of business to meet its operating and capital expenditure obligations;

B. Funds provided to Company by Lender are in the form of: 1) making payments on the behalf of Company for which the Lender is to be reimbursed by Company and 2) period cash advances sufficient to meet certain payment obligations necessary for the Company to operate, and to continue its exploration and development activities (the "Funds");

C. At December 31, 2004, Company owes Lender a net amount of $41,120.07 (Schedule A); and

D. Company wishes to continue to borrow from the Lender, certain Funds upon the terms and conditions set forth herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained, the receipt of which is hereby acknowledged by each of the parties hereto, the parties hereto agree each with the other (the "Agreement") as follows:

1. The Loan

1.1 Subject to the request Company and the terms of this Agreement, the Lender hereby agrees to periodically loan Funds to Company, at Lender's sole discretion (the " Loan").

1.2 Within five (5) days of demand by Lender, Company agrees to deliver to Lender by certified check, money order or wire transfer, the current outstanding Loan balance together accrued interest on such Loan.

1.3 The Loan shall bear interest at a rate of 10% per annum (the "Interest") calculated on the Average Outstanding Loan balance during a month. The Average Outstanding Loan balance during a month shall be derived through a simple average of the outstanding Loan balance on the 1st day, the 15th day, and the last day of a month.

1.4 The Loan balance due Lender by Company shall be reduced by amounts owed to Company by Lender arising from joint interest revenues and/or billings associated with oil and gas activities that the Lender operates (i.e., Loan balance is "offset" with Company accounts receivables due from Lender in connection with joint interest settlements).

1.5 As security for repayment of Loan, Company grants Lender a general security interest in all present and after acquired assets of the Company that are not otherwise pledged or used as collateral for other financing transactions of Company.

1.6 The Company shall be entitled to repay the Loan and associated interest to Lender at any time without penalty or bonus.

2. Default

2.1 If one or more of the following events shall occur, namely:

(a) the Company fails to repay the Loan or the interest thereon on within five (5) days of demand by Lender;

(b) the Company makes an assignment for the benefit of its creditors or files a petition in bankruptcy or is adjudicated insolvent or bankrupt or petitions or applies to any tribunal for any receiver, receiver manager, trustee, liquidator or sequestrator of or for the Company or any of the Company's assets or undertaking, or the Company makes a proposal or compromise with its creditors or if an application or a petition similar to any of the foregoing is made by a third party creditor and such application or petition remains unstayed or undismissed for a period of thirty (30) days;

(c) an order of execution against any of the Company's assets remains unsatisfied for a period of ten (10) days;

(d) the Company fails to observe and comply with any material term, condition or provision of this Agreement or any other agreement or document delivered hereunder, and such failure continues unremedied for a period of thirty (30) days;

(e) any representations, warranties, covenants or agreements contained in this Agreement or any document delivered to the Lender hereunder are found to be untrue or incorrect as at the date thereof; or

(f) the holder (including the Lender) of any mortgage, charge or encumbrance on any of the Company's assets and undertaking does anything to enforce or realize on such mortgage, charge or encumbrance;

3. General

3.1 For the purposes of this Agreement, time is of the essence.

3.2 The parties hereto shall execute and deliver all such further documents and instruments and do all such acts and things as may either before or after the execution of this Agreement be reasonably required to carry out the full intent and meaning of this Agreement.

3.3 This Agreement shall be construed in accordance with the laws of the State of Texas.

3.4 This Agreement may be assigned by the Lender. This Agreement may not be assigned by the Company without Lender consent, which may be unreasonably withheld.

3.5 This Agreement may be signed by the parties in as many counterparts as may be deemed necessary, each of which so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

3.6 All notices, requests, demands or other communications hereunder shall be in writing and shall be "deemed delivered" to a party on the date it is hand delivered to such party's address first above written, or to such other address as may be given in writing by the parties hereto.

IN WITNESS WHEREOF the undersigned have executed this Agreement.

ALTUS EXPLORATIONS, INC. /s/ Don Sytsma By: Don Sytsma Its: CFO
CODEAMERICA INVESTMENTS, LLC : /s/ Wm. M. Cox By: W.M Cox Its: Managing Member & CEO

SCHEDULE A